EXHIBIT 10.7


RESPOND TO IRVINE OFFICE

December 28, 2001

Mr. Michel Attias
President,
Patriot Motorcycle Corporation
245 Citation Circle
Corona, CA  92880

Re:  Letter Agreement As to Payment of Past Due Account Receivable

Dear Mr. Attias:

This letter agreement (the "Agreement") sets forth our understanding whereby Patriot Motorcycle Corporation ("Patriot") has agreed to issue to the partners of Feldhake, August & Roquemore LLP (the "Firm") thirty thousand (30,000) shares of Patriot common stock (the "Shares") in lieu of cash payment of $43,318.88 currently outstanding for legal services previously rendered to Patriot by the Firm. The Shares shall be issued as follows:

Robert J. Feldhake      10,000 shares
Kenneth S. August       10,000 shares
Lisa A. Roquemore       10,000 shares

The Shares shall be registered on Form S-8 with the Securities and Exchange Commission (the "Registration Statement").

The Firm has agreed to forbear from taking legal action against Patriot for amounts past due for legal services rendered, and may continue to agree to do so (and/or to provide additional services on behalf of Patriot, which we may, in our sole and exclusive discretion, determine whether or not to provide at the time) in consideration for the issuance and registration on Form S-8 of the Shares, and Patriot's compliance with the requirements contained in this Agreement. In the event that upon liquidation of the Shares any excess amount (above the principal and accrued interest due under our Retention Agreement) shall be recovered, we shall deposit such amount into our Attorney Trust Account to be held on retainer against your final invoice for future services. Conversely, in consideration of our willingness to accept the Shares in lieu of cash payment for services rendered, and/or to accept them in lieu of payment for services to be rendered on behalf of Patriot in the future, you further agree that you shall issue to us and register for public sale, as appropriate, such additional shares as may be necessary to liquidate in full the amount of your account receivable with the Firm, including without limitation any interest due thereon in accordance with our existing Retention Agreement, to the extent that the number of Shares described above is insufficient to pay such amount in full at prevailing market prices. You further agree that in the event any amount of funds (including, without limitation, any accrued but unpaid interest due under our Retention Agreement) is still owed to the Firm on March 1, 2002, then such amount shall become immediately due and payable in cash by Patriot.

By signing this Agreement below, Patriot acknowledges and agrees that the amount set forth above represents the sum certain of principal amount outstanding as of November 30, 2001, plus accrued but unpaid interest due under our Retention Agreement, and does not include any fees, expenses or costs incurred during the month of December 2001, including for the preparation and filing of the Form S-8 registration statement in which the Shares being delivered to the Firm as set forth herein are covered. Patriot further acknowledges and agrees that the Firm, including the individual partners named herein, have at all times rendered good, adequate and legally sufficient services for Patriot, and have performed in accordance with the requests of Patriot (and all predecessors and affiliates thereof, if any) in a timely, competent and professional manner, and that Patriot has no claims against the Firm, or any individual partner of the Firm.

With respect to any obligation of Patriot to make further payments in cash or stock in connection with any deficiency for services rendered or to be rendered on behalf of Patriot, Patriot expressly waives any right of arbitration or to otherwise dispute the fees and costs currently due and payable by it to the Firm, now memorialized in this Agreement, and confirms that said amounts are in fact due from Patriot to the Firm without any right of set off or other claim. As further consideration for the Firm's willingness to accept stock in lieu of cash payment as stated in this Agreement, Patriot also waives, relinquishes and discharges the Firm and the partners named herein, and each of them, from any and all claims or potential claims, whether known or unknown, which Patriot has or may have against the Firm, and/or one, more or all of the partners, arising out of services rendered. It is further understood and agreed that Patriot specifically and expressly waives any and all rights under Section 1542 of the California Civil Code, or any analogous federal, state or municipal law, rule, regulation or ordinance. Section 1542 provides as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him, must have materially effected his settlement with the debtor." Said acknowledgement as to the absence of claims and waiver of any existing or potential claims is part of the consideration of this Agreement.

As further consideration for the Firm's willingness to enter into this Agreement, Michel Attias, President of Patriot, further hereby agrees in his individual capacity, to guarantee and make payment for any deficiency and/or other payment of fee, expense or charge which may become due and payable to the Firm hereunder, and the Firm's acceptance of the terms hereof is expressly made in reliance upon the acknowledgments and covenants of future performance made herein both by Patriot and by Michel Attias, individually.

By signing this Agreement, Patriot, and Michel Attias, individually, hereby acknowledge that they are entering into and signing this Agreement of their own free will, and that each of them has been advised to seek independent legal counsel prior to entering into and performing any aspect of this Agreement. In particular, each of them acknowledges their understanding that the issuance of shares in a corporation to legal counsel which will continue to provide legal services for such corporation may create actual conflicts of interest in the future, and may potentially render the continued provision of legal services to such corporation impracticable or improper under certain situations. Furthermore, this Agreement creates certain obligations, and waives certain rights, which should not be entered into without Patriot's and Michel Attias' informed consent. Each of Patriot and Michel Attias acknowledge that they have either obtained such independent counsel, or voluntarily waived the right to do so after being advised to by a representative of the Firm.

This Agreement is made in California and shall be governed by and construed in accordance with the internal laws of the State of California applicable to the enforcement and operation of such instruments within this State, without giving effect to principles of conflicts of law applied thereby. Patriot and the Firm hereby agree that should any dispute arise in regard to this Agreement, it shall be adjudicated by any California State Court of competent jurisdiction sitting in the County of Orange, State of California. In the event any legal proceeding may be instituted between Patriot and the Firm in connection with any controversy or dispute arising from, under or related to this Agreement or our Retention Agreement (in connection with which this Agreement is being entered into), the judgment therein shall include a reasonable sum to be paid to the prevailing party for and on account of attorneys' fees and costs incurred in such proceeding, and shall provide for post-judgment attorneys' fees incurred in such proceeding and/or in collecting the judgment as well as interest at the maximum rate permitted by law. For purposes of this Agreement, legal fees and costs shall be deemed to have been incurred, and are recoverable hereunder, by the Firm to the extent it spends its own time, expense and effort in enforcing its rights hereunder as fully as if it had engaged a third party attorney to enforce its rights on the Firm's behalf. The provisions of this Agreement are severable, and if any one or more provisions is determined to be illegal, indefinite, invalid or otherwise unenforceable, in whole or in part, by any court of competent jurisdiction, then the remaining provisions of this Agreement and any partially unenforceable provisions to the extent enforceable in the pertinent jurisdiction, shall continue in full force and effect and shall be binding and enforceable on the parties.

This letter memorializes in writing the agreement made with a representative of Patriot on December 14, 2001, which for all purposes shall be deemed the effective date of this Agreement. If this letter correctly sets forth your understanding and agreement with respect to the matters mentioned above, please execute and return one copy of this Agreement to the undersigned via facsimile and U.S. Mail and forward the certificates evidencing the issuance of the Shares at your earliest convenience.

                              Very truly yours,
                             FELDHAKE, AUGUST & ROQUEMORE LLP

                             _/s/___________________
                             Kenneth S. August
                             Partner


The undersigned hereby confirms and agrees that this letter, effective as of December 14, 2001, sets forth our complete understanding and agreement with Feldhake, August & Roquemore LLP.

PATRIOT MOTORCYCLE CORPORATION


By: ____________/s/_____________________
        Michel Attias
        President


MICHEL ATTIAS


By: ___________/s/______________________
        individually